Exhibit 15.1

Aetna Inc.
Hartford, Connecticut

Re: Registration Statements Nos. 333-52120, 52122, 52124, 54046, 73052, 87722, 87726, 124619, 124620, 130126, 136176 and 136177

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 29, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut
October 29, 2008